                                                                    EXHIBIT 4.20

                                                                  EXECUTION COPY



THIS YANGDO TAMBO AGREEMENT (the "Agreement") is entered as of this 26th day of December 2003, by and between:

     (i) SIMMTECH CO. LTD, a company duly incorporated and existing under the laws of Korea and having its principal place of of business at 70-5 Songjung-Dong, Heungduk-ku, Choungju, Chungchongbuk-do, Korea 361-290 (the "Transferor"); and

     (ii) ST ASSEMBLY TEST SERVICES LTD., a company duly incorporated and existing under the law of Singapore and having a place of business at 5 Yishun Street 23, Singapore 768442 (the "Transferee").


                                    RECITALS

WHEREAS:

A. By the Loan Agreement dated as of December 26, 2003 (the "Loan Agreement") made by and between the Transferor, the Transferee and Mr. Se-Ho Chun, the Transferee has agreed, subject to and upon the terms and conditions contained therein, to provide a loan to the Transferor in the amount of USD 15 million (USD 15,000,000);

B. The Transferor will be, upon acquisition, the legal and beneficial owner of the Property To Be Owned (as defined below); and

C. For the purposes of securing the Secured Obligations (as defined below), the Transferor desires to transfer to the Transferee, among other things, all its rights, title and interests in and to the Property To Be Owned pursuant to terms and conditions herein.

NOW, THEREFORE, it is agreed as follows:


SECTION 1. INTERPRETATION

Words and expressions defined in the Loan Agreement shall, unless otherwise defined herein or the context otherwise requires, have the same meaning when used in this Agreement. References to any agreement or document shall be construed as references to such agreement or document as varied, amended, novated or supplemented from time to time. In addition thereto, as used in this
Agreement:

1.1 "Property to Be Owned" shall mean any and all Equipment (as defined in the Loan Agreement) to be purchased by the Transferor using the Loan monies, as described in Schedule I hereto (as amended from time to time pursuant to this Agreement).

1.2. "Secured Obligations" shall mean (i) any and all obligations, liabilities and indebtedness of the Transferor owing to the Transferee, presently existing or to be incurred hereinafter under or with respect to the Loan Agreement, (ii) moneys, obligations and liabilities owing and payable by the Major Shareholder (defined in the Loan Agreement) to the Transferee under the Share Pledge Agreement dated December 26, 2003 made between the Major Shareholder and the Transferee, (iii) moneys, obligations and liabilities owing and payable by the Company to the Pledgee under the Factory Kun-Mortgage Agreement dated December 26, 2003 between the Transferor and Transferee and (iv) moneys, obligations and liabilities owing and payable by the Transferor to the Transferee under this Agreement.


SECTION 2. YANGDO TAMBO AGREEMENT

2.1 Immediately upon the Transferor obtaining legal title to the Property To Be Owned, the Transferor shall transfer and assign to the Transferee the Property To Be Owned as security for the punctual payment, performance and discharge in full of the Secured Obligations; provided, that unless and until an Event of Default occurs under the Loan Agreement the Transferee shall hold the title to the Property To Be Owned for the purpose of security only and shall not use, seize or dispose of the Property To Be Owned. The Transferor hereby agrees that any Property to Be Owned shall be subject to Yangdo Tambo on such property for the benefit of the Transferee pursuant to this Agreement and that if such property may not be subject to such Yangdo Tambo, the Transferor shall transfer and assign to the Transferee the Property to Be Owned as security for the punctual payment, performance and discharge in full of the Secured Obligations in the manner applicable to the nature of it and perform any and all actions necessary for the establishment and effectuation of such collateral arrangement under the laws of Korea.

2.2 At each time the Transferor obtaining legal title to the Property To Be Owned, but no later than 2 days after obtaining such legal title, the Transferor shall send to the Transferee a written notice which shall include a statement that that the Transferor has obtained legal title to the concerned Property To Be Owned and a detailed description of the concerned Property To Be Owned (to the reasonable satisfaction of the Transferee).


SECTION 3. REPRESENTATIONS AND WARRANTIES

3.1 The Transferor hereby represents, warrants and covenants to the Transferee that:

     (a) the execution, delivery and performance by the Transferor of this Agreement have been duly authorized by the Transferor, and are not in conflict with any provision of any applicable laws or regulations or the articles of incorporation of the Transferor;

     (b) the execution, delivery and performance by the Transferor of this Agreement does not violate or cause any default under any indenture, agreement or undertaking by which the Transferor is bound;

     (c) all authorizations required from any government or governmental agency in connection with this Agreement have been obtained and are in full force and effect;

     (d) this Agreement constitutes valid obligations of the Transferor, legally binding upon it and enforceable in accordance with its terms, subject, as to enforceability, to laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

     (e) all property forming part of the Property To Be Owned, prior to the transfer and assignment by the Transferor to the Transferee to be made hereby, shall be owned legally by the Transferor by good and marketable title free from all security, interest, lien or other encumbrance, and such title shall, by the transfer and assignment contained herein, be automatically transferred and assigned to the Transferee to provide for payment when due of the Secured Obligations and shall at all times be and remain free from any security, interest, lien or other encumbrance, except for the transfer and assignment of title made hereunder;

     (f) the Transferor has not agreed, and will not agree to sell, assign, transfer or create any security, interest, lien or other encumbrance in or over all or any part of the Property To Be Owned other than in favor of the Transferee hereunder;

     (g) to the knowledge of the Transferor, there are no circumstances that may or will diminish the value of the Property To Be Owned; and

     (h) the Transferor has not taken any corporate action nor have any other steps been taken or legal proceedings been started by it or any third party for its winding up, dissolution, reorganization or bankruptcy or for the appointment of a receiver, trustee or similar officer over the Transferor or its assets or revenues, and there occurs or continues no cause/event that may lead to such action or steps.

3.2 Each of the warranties and representations contained in the preceding sub-clause shall survive and continue to have full force and effect until the termination of this Agreement.


SECTION 4. COVENANTS OF THE TRANSFEROR

The Transferor covenants and undertakes the following with the Transferee:

     (a) duly and punctually to observe and perform all the conditions and obligations imposed on it by the Loan Agreement and this Agreement;

     (b) not, without the prior written consent of the Transferee, to attempt to sell, assign, transfer or create any security, interest or lien over the Property To Be Owned to or in favor of any person other than the Transferee or otherwise dispose of or encumber any of the Property To Be Owned, and shall not remove the Property To Be Owned from the Transferor's premise unless it is replaced with the substitute property as provided in paragraph (f) below;

     (c) at any time following the occurrence of an Event of Default, to do or permit to be done each and every act or thing the Transferee may from time to time require to be done for the purpose of enforcing the Transferee's rights under this Agreement or in respect of any of the Property To Be Owned and to allow its name to be used as and when required by the Transferee for such purpose;

     (d) to possess and use the Property To Be Owned in accordance with its customary usage and preserve the value of the Property To Be Owned with such care as is required of a good manager;

     (e) to make all registrations, filings and recordings, and take all other actions as are necessary or determined by the Transferee to be advisable to ensure the continued legality, validity, enforceability, priority and admissibility in evidence of this Agreement;

     (f) to promptly notify the Transferee of any theft, loss or destruction of and damage to any of the Property To Be Owned or any other accident or reduction in price that has occurred or is expected to occur with respect to the Property To Be Owned (including but not limited to reduction in value due to depreciation), and in connection therewith, the Transferor agrees not to claim against the Transferee for any damages or loss incurred in connection with any such theft, loss destruction or damage unless attributable to any wilful misconduct of the Transferee. In case the value of the Property To Be Owned is materially affected due to theft, loss, destruction, damage, depreciation, etc., and the Transferor notifies the Transferee of such as provided in this paragraph (f), the Transferee may request the Transferee to replace the concerned the Property To Be Owned with other property that is acceptable to the Transferee, and the Parties hereto shall take all necessary steps to ensure that the terms of this Agreement shall apply to such replacement property, including but not limited to execution of an amendment to this Agreement which identifies the replacement property as the Property To Be Owned that is subject to this Agreement;

     (g) to be responsible for the resolution of any disputes with a third party in connection with the Property To Be Owned, including any disputes involving claims against the Property To Be Owned , and in connection therewith, the Transferor agrees not to take any action which might adversely affect the enforcement of the Transferee's rights or Transferee' interests in the Property To Be Owned and to affirmatively protect and defend such rights and interests in accordance with the instructions of the Transferee;

     (i) to conduct its business in accordance with any applicable laws and regulations;

     (j) to pay all taxes, assessments and other governmental charges of any kind imposed on or in respect of its income or any of its business when due;

     (k) immediately upon the acquisition of the Property To Be Owned , and until all Secured Obligations have been fully discharged, to affix a clearly visible sign or plaque on each Property To Be Owned (to the satisfaction of the Transferee) providing to the effect that the legal title to the Property To Be Owned belongs to the Transferee and that the Property To Be Owned may not be transferred, sold or offered as collateral (the exact content of which shall be approved in advance by the Transferee); and

     (l) throughout the term of this Agreement, to procure and maintain insurance on the Property To Be Owned in such an amount and such a form as approved by the Transferee and from such an insurance company as may be selected or approved by the Transferee; and

     (m) Each time when the Transferor obtains title to any Property to Be Owned, the Transferor shall immediately notify the Transferee together with a certified copy of amended Schedule I to add such property in the list thereto. Upon confirmation by the Transferee, such amended Schedule shall be deemed as the Schedule hereunder.


SECTION 5. ATTORNEY-IN-FACT

The Transferor hereby irrevocably appoints the Transferee as its true and lawful attorney-in-fact with full power to require, demand and receive any and all moneys and claims for money due and to become due under or with respect to the Property To Be Owned to the extent transferred hereunder and to take any action or execute any instrument which the Transferee may deem necessary or appropriate to accomplish the purpose hereof.


SECTION 6. TERMINATION AND REASSIGNMENT

The term of this Agreement shall begin on the date of this Agreement and end on the date on which all Secured Obligations shall have been unconditionally and irrevocably paid and discharged. Upon termination of this Agreement, the Transferee shall, at the request and cost of the Transferor, promptly re-transfer to the Transferor all right, title, interest and benefit transferred hereunder and the security constituted hereby to the Transferee, and take such other actions as may be reasonably requested to effectuate such reassignment.

SECTION 7. PRESERVATION OF TRANSFERRED PROPERTY

The Transferor shall hold the Property To Be Owned, as custodian for the Transferee. The Transferor hereby agrees that it will, from time to time at its own expense, promptly execute and deliver all further instruments, and take all further actions, as may be necessary or desirable in the opinion of the Transferee, or as the Transferee may request, in order to effect or protect the assignment of title to the Property To Be Owned by the Transferor to the Transferee granted hereunder and to enable the Transferee's rights and remedies hereunder with respect to the Property To Be Owned.


SECTION 8. ADDITION TO TRANSFERRED PROPERTY

Any structure, mechanical components, wires, parts, fuels and attached machinery and tools, which are united with or attached to the Property To Be Owned and goods to be attached to or united with the Property To Be Owned by extension, reconstruction, repair or rebuilding shall be deemed to have been transferred and delivered to the Transferee under this Agreement.


SECTION 9. ENFORCEMENT BY TRANSFEREE

9.1 If any of the Secured Obligations becomes due and payable, the Transferee shall be entitled to enforce its rights under this Agreement.

9.2 If any of the Secured Obligations becomes due and payable, the Transferee shall in its sole discretion have the authority to sell, transfer or otherwise dispose of the Property To Be Owned at such times and at such prices as are generally recognized as appropriate in custom and practice, without the necessity of any legal process or procedure. Upon such sale, transfer or disposal, the Transferee shall apply the Proceeds, after deducting the costs of such sale, transfer or disposal, against the Secured Obligations. Any excess amount shall be paid to the Transferor and any Secured Obligations not fully covered by the Proceeds shall remain due and owing and shall promptly be paid by the Transferor. Alternatively, the Transferee may, at its sole discretion, choose to maintain possession and ownership over the Property To Be Owned, in which case, the Transferee shall value the Property To Be Owned based on commercially reasonable standards and return any excess amount (net of any and all costs and taxes involving transfer of the ownership of the Property To Be Owned y) to the Transferor and any Secured Obligations not fully covered by the value of the Property To Be Owned shall remain due and owing and shall promptly be paid by the Transferor.

9.3 If any of the Secured Obligations becomes due and payable, the Transferee shall at any time have the right to enter upon any premises where the Property To Be Owned is located, take possession of all or any part thereof and remove the same from such premises and the Transferor shall not interfere with such taking of possession and removal.

9.4  The Transferor hereby consents to the procedures set out in Section 9.2 and
     9.3 above and waives any and all objections it may have thereto.

9.5 The Transferee shall incur no liability as a result of the sale, maintenance of ownership or any other disposition of the Property To Be Owned or any part thereof pursuant to Section 9.2 hereof conducted in a commercially reasonable manner. The Transferor hereby waives any claims against the Transferee arising by reason of the fact that the price at which the Property To Be Owned has been sold at such private sale may be less than the price at which it could have been sold if the Transferee had not accepted the first offer received or had offered the Property To Be Owned to more than one offeree.

9.6 The application of the Proceeds shall be determined by the Transferee in its absolute discretion, subject only to any other agreements between the Transferee and the Transferor relating thereto and to the requirements of any applicable law.

          As used in this Section 9, "Proceeds" of the Property To Be Owned shall mean cash, securities and other property realized in respect of, and distributions in kind of, the Property To Be Owned , including any thereof received under any reorganization, liquidation or adjustment of debt of the Transferor.

9.7 In case where the Transferor or a third party provides collateral (other than the Property To Be Owned) to the Transferee to secure all or any part of the Secured Obligations, the Transferee shall in its sole discretion have the authority to determine the priority and extent of enforcement between/among its rights under this Agreement and such other collateral arrangements, without the necessity of any legal process or consultation with the Transferor.


SECTION 10. ASSIGNMENT

This Agreement and the yangdo tambo created hereunder shall be binding upon and inure to the benefit of the Transferor and the Transferee and their respective successors and assigns. The Transferee may, in accordance with the Loan Agreement and applicable laws, at any time assign all or any part of its rights or obligations hereunder to any party (each an "Assignee"). The parties hereto agree that to the extent of any transfer, the Assignee shall be deemed to have the same rights and benefits under this Agreement as it would have had if it were a Transferee signatory hereunder. The Transferor may not assign any of its rights or obligations hereunder without the prior written consent of the Transferee.


SECTION 11. FURTHER ASSURANCE

The Transferor shall do all such acts as may be necessary or appropriate in the opinion of the Transferor including, but not limited to, the execution and delivery of all further instruments, notices and documents and all further action (whilst acting in a commercially reasonable manner) that may be necessary or appropriate in the opinion of the Transferee in order to perfect and/or protect any lien granted or purported to be granted hereby or to enable the Transferee to exercise and enforce its rights and remedies hereunder with respect to the Property To Be Owned.

SECTION 12. EXPENSES, TAXES AND INDEMNIFICATION

The Transferor shall be liable for and shall indemnify the Transferee on demand against, and shall pay, (a) the reasonable costs, expenses, taxes and other liabilities (including legal fees on a full indemnity basis) incurred by the Transferee to protect or enforce the Transferee's title to and interest in the Property To Be Owned and the Transferee's rights against the Transferor under this Agreement (including, without limitation, the transfer and assignment by the Transferor to the Transferee of the Property To Be Owned and the re-transfer and re-assignment by the Transferee to the Transferor of the Property To Be Owned), provided that any such enforcement shall be in a commercially reasonable manner; (b) all withholding, excise, stamp, registration and other taxes, fees and duties payable in connection with the entry into, performance, enforcement or admissibility in evidence of this Agreement, and all reasonable costs, expenses and other liabilities, incurred by the Transferee in connection with, or otherwise attributable to, receipt by the Transferees of, or payment by Transferor of, any reasonable costs, expenses and other liabilities and indemnities provided for in this Section or any other provision of this Agreement, other than taxes imposed on overall net income of the Transferee.


SECTION 13. MISCELLANEOUS

13.1 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective, shall be in writing and shall be personally delivered or sent by facsimile (with subsequent written confirmation) or by registered or certified first class mail, postage prepaid, return receipt requested, or by overnight (or next business day) courier service shall be deemed to have been duly given or made when delivered by hand, on the day that such facsimile is transmitted, or, if by first class mail, five days following the date on which such writing is deposited with the postal service, or the day after the date when deposited with an overnight (or next business day) courier service, addressed as follows, or to such other address as either party hereto may hereafter specify in writing to the other party:

     To:          ST Assembly Test Services Ltd
                  5 Yishun Street 23
                  Singapore 768442
     Attention:   Director, Legal
     DID:         65 6824 1948
     Fax:         65 822 7837

     To:          SimmTech Co., Ltd.
                  70-5 Songjung-dong
                  Huengduk-ku
                  Choungju, Chungchongbuk-Do
                  Korea
     Attention:   Chief Marketing Officer
     DID:         82-43-269 9280
     Fax:         82-43-269 9048

13.2 Severability. If any of the provisions of this Agreement shall contravene any law or regulation or be held invalid, this Agreement shall be construed as if not containing those provisions, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

13.3 Amendments, Changes and Modifications. This Agreement shall not be amended, changed, modified, altered or terminated, unless the prior written approval of each of the Transferor and the Transferee is obtained. This Agreement shall not be amended by an oral agreement.

13.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which, when executed, shall constitute an original but all of which together shall constitute one and the same instrument.

13.5 Heading. Headings and titles herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

13.6 Entire Agreement. This Agreement is intended by the parties as the written final expression of each party's obligations and rights in connection with the Transferred Property and supersedes all prior and contemporaneous understandings or agreements concerning the subject matter hereof.

13.7 Conflict. In the case of a conflict between the provisions of this Agreement and the provisions of the Loan Agreement, the Loan Agreement shall prevail.

13.8 No Waiver. The Transferee shall not, by any act, delay, indulgence, omission or otherwise, except by an express written instrument clearly indicating an intention to waive, be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default. No failure to exercise, nor any delay in exercising on the part of the Transferee, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power, privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.9 Remedies Cumulative. The rights and remedies provided herein are cumulative and may be exercised individually or concurrently, and are not exclusive of any other rights or remedies provided by law.

13.10 Currencies. All Secured Obligations under this Agreement are payable in United States dollars (the "Required Currency"). If the Transferee receives or recovers any moneys in any other currency, whether upon enforcement of its rights under this Agreement or otherwise, the Transferor shall indemnify the Transferee against the difference (if any) between the amount received by the Transferee when it converts amounts received in currencies other than the Required Currency to the Required Currency and the amount due in the Required Currency. The Transferor shall assist the Transferee at all times to obtain any exchange conversion approval required by the Transferee in connection with this Agreement or the Secured Obligations.

13.11 Governing Law and Jurisdiction. This Agreement and the security created pursuant hereto shall be governed by the laws of Korea in all respects, including matters of construction, validity and performance. The parties hereto agree to submit to the non-exclusive jurisdiction of the Seoul District Court for the purpose of this Agreement.

                            SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have caused this Yangdo Tambo Agreement to be duly executed as of the day and year first above written.



                  TRANSFEROR:     SIMMTECH CO. LTD



                                  By: /s/ Se-Ho Chun
                                      ------------------------------------------
                                  Name: Se-Ho Chun
                                  Title: Representative Director



                                  In the presence of: /s/ Young Goo Kim
                                                      --------------------------





                  TRANSFEREE:     ST ASSEMBLY TEST SERVICES LTD





                                  By: /s/ Suh Tae Suk
                                      ------------------------------------------
                                  Name: Mr. Tan Lay Koon
                                  Title: President and CEO



                                  In the presence of : /s/ Juliana Ho
                                                       -------------------------

                                   SCHEDULE I

---------------------------------------------------------------------------------------
              EQUIPMENT                 UNIT PRICE (US$)     QUANTITY      PRICE (KUS$)
---------------------------------------------------------------------------------------
DESMEAR+PTH+PNL LINE                        4,275,000              1             4,275
---------------------------------------------------------------------------------------
DEBURRING (CHEMICAL)                          380,000              1               380
---------------------------------------------------------------------------------------
EXPOSURE                                      598,500              1               599
---------------------------------------------------------------------------------------
SCAN                                          304,000              3               912
---------------------------------------------------------------------------------------
VRS                                           114,000              5               570
---------------------------------------------------------------------------------------
SEMI AUTO PRINTER                              47,500              2                95
---------------------------------------------------------------------------------------
ROLL COATER WITH TUNNEL OVEN                  532,000              1               532
---------------------------------------------------------------------------------------
AUTO PRINTING SYSTEM                          182,000              2               364
---------------------------------------------------------------------------------------
TUNNEL OVEN FOR PRECURE                       228,000              2               456
---------------------------------------------------------------------------------------
AUTO EXPOSURE SYSTEM                          349,600              1               350
---------------------------------------------------------------------------------------
TUNNEL OVEN FOR FINAL CURE                    199,500              1               200
---------------------------------------------------------------------------------------
JET SCRUBBING FOR PRETREATMENT                277,400              1               277
---------------------------------------------------------------------------------------
SOFT AU PLATING LINE                          748,885              1               749
---------------------------------------------------------------------------------------
BBT (FOR PBGA)                                190,000              1               190
---------------------------------------------------------------------------------------
BBT (FOR CSP)                                 475,000              1               475
---------------------------------------------------------------------------------------
AVI                                           211,660              3               635
---------------------------------------------------------------------------------------
VRS                                            28,500              3                86
---------------------------------------------------------------------------------------
ROUTING RINSING                               190,000              1               190
---------------------------------------------------------------------------------------
EXPOSURE SYSTEM                                19,000              1                19
---------------------------------------------------------------------------------------
DEVELOP                                       152,000              1               152
---------------------------------------------------------------------------------------
ALKALINE ETCHING WITH R/STRIPPING             228,000              1               228
---------------------------------------------------------------------------------------
S/W         GENESIS LICEN.                     46,474              5               232
            ---------------------------------------------------------------------------
            GENESIS GRAHP.                     12,350              8                99
            ---------------------------------------------------------------------------
            WORKSTATION                        19,627             13               255
            ---------------------------------------------------------------------------
            STELLAR                            95,000              1                95
---------------------------------------------------------------------------------------
MACHINE     LASER PLOTTER                     250,000              3               750
            ---------------------------------------------------------------------------
            DEVELOPER                          30,970              3                93
            ---------------------------------------------------------------------------
            FILM AOI                          213,300              2               427
---------------------------------------------------------------------------------------
HAST                                           45,108              1                45
---------------------------------------------------------------------------------------
IR REFLOW                                      42,505              1                43
---------------------------------------------------------------------------------------
  TC                                           73,733              1                74
---------------------------------------------------------------------------------------
MEASURING SCOPE                                30,000              1                30
---------------------------------------------------------------------------------------
VACUUM LAMINATOR                              562,500              1               563
---------------------------------------------------------------------------------------
YAG LASER                                     562,500              1               563
---------------------------------------------------------------------------------------
TOTAL                                                                           15,000
=======================================================================================